Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
January 3, 2012	Jim Drewitz, Investor Relations 830-669-2466

ART’S WAY MANUFACTURING ANNOUNCES INCREASED SALES
ORDERS FOR ART’S WAY SCIENTIFIC FOR FOURTH QUARTER 2011.

Interest and sales can be attributed to IRS tax incentives on agricultural buildings

ARMSTRONG, Iowa, January 3, 2012 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), announces its wholly owned subsidiary; Art’s Way Scientific, Inc. www.buildingsforscience.com has experienced an increase in sales orders in the fourth quarter 2011. In addition, Art’s Way Scientific has also seen a meaningful spike in inquiries of modular Ag buildings as a result of Congressional enacted tax incentives on agricultural buildings. Recently the Company received orders for several Ag related buildings, totaling approximately $400,000.

Dan Palmer, General Manager of Art’s Way Scientific said, “Many of these new orders have come from existing customers, and repeat business is always gratifying. The tax incentives will last through 2012 and make it attractive for farmers and ranchers to expand their operations…. so we anticipate the demand to continue through 2012.“

About Art’s Way Scientific, Inc. –Buildings For Science -
Art’s Way Scientific, Inc. is a wholly owned subsidiary of Art’s Way Manufacturing Co., Inc. It is the recognized leading supplier of modular laboratories for biocontainment, animal husbandry science, public health and security requirements. Art's Way Scientific custom designs, manufactures, delivers, and installs laboratories and research facilities to meet customers’ critical requirements. For more information, visit our website at www.buildingsforscience.com.

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact: Jim Drewitz, Investor Relations 830-669-2466 jim@jdcreativeoptions.com www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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